Exhibit 4.10

September 17, 2010

Millar Western Forest Products Ltd.

16640 – 111th Avenue

Edmonton, Alberta

Canada

Attention:	Mr. Kevin Edgson, Chief Financial Officer

Dear Sirs:

We refer to the facility letter dated December 29, 2006 (the “Initial Facility Letter”), the first supplemental facility letter dated September 12, 2007 (the “First Supplemental Facility Letter”), the second supplemental facility letter dated March 26, 2008 (the “Second Supplemental Facility Letter”), the third supplemental facility letter dated April 22, 2008 (the “Third Supplemental Facility Letter”, the fourth supplemental facility letter dated August 13, 2009 (the “Fourth Supplemental Facility Letter”) and the fifth supplemental facility letter dated May 25, 2010 (the “Fifth Supplemental Facility Letter” and together with the Initial Facility Letter, the First Supplemental Facility, the Second Supplemental Facility, the Third Supplemental Facility Letter and the Fourth Supplemental Facility Letter, the “Existing Facility Letters”) issued by HSBC Bank Canada (the “Bank”) to Millar Western Forest Products Ltd. (the “Borrower”) and confirm the renewal of the Loans on the terms and conditions set forth in the Existing Facility Letters, subject to the following amendments, and which amendments shall become effective on the date of acceptance of this sixth supplemental facility letter:

1.	REPAYMENT:

Section 7.1.2 (the Maturity Date) of the Initial Facility Letter, as amended, is hereby further amended by deleting “May 31, 2012” and replacing it with “November 15, 2013”.

2.	FEES:

In addition to the fees payable by the Borrower under the Existing Facility Letters, the Borrower shall also pay to the Bank the sum of Cdn.$145,800 as a non-refundable set-up. and application fee in respect of the renewal and extension of the Loans set forth in this sixth supplemental facility letter which shall be deemed to be earned upon issuance, and payable upon acceptance of this sixth supplemental facility letter.

3.	CONDITIONS PRECEDENT:

It shall be a condition precedent to the renewal and extension of the Loans that the Bank shall have received in form and substance satisfactory to the Bank and its solicitors:

3.1.	this sixth supplemental facility letter executed by the Borrower; and

HSBC Bank Canada

Vancouver Main Branch, Suite 200 - 885 West Georgia Street, Vancouver, BC. V6C 3G1

Tel: (604) 685-1000    Fax: (604) 641-1808

3.2.	confirmation that the Borrower is in compliance with the terms and conditions of the Existing Facility Letters, as amended by this sixth supplemental facility letter.

4.	DEFINITIONS:

Section 8.40 of the Schedule to the Initial Facility Letter shall be deleted and replaced with the following:

“8.40	“Material Adverse Change” means any change in the business, assets, liabilities, operations or condition, financial or otherwise, of the Borrower which results in:

(a)	any material impairment or reduction in the ability (financial or otherwise) of the Borrower to fulfil any covenant or obligation to the Bank under the Facility Letter or the Security Documents; or

(b)	any material impairment of the remedies of the Bank under the Security Documents.”.

5.	SENIOR NOTES:

The Borrower has confirmed to the Bank that it is considering refinancing the Senior Notes prior to their expiry. The Borrower agrees to keep the Bank informed of the Borrower’s intentions in this regard and to give the Bank fair and reasonable consideration to lead or participate in such refinancing.

6.	LAPSE AND CANCELLATION:

This sixth supplemental facility letter shall lapse and all obligations of the Bank hereunder and in respect of renewal of the Loans shall cease, all at the option of the Bank, if in the opinion of the Bank there exists a material adverse change in the financial conditions of the Borrower.

7.	COUNTERPARTS:

This sixth supplemental facility letter may be executed in one or more counterparts, by telecopier or otherwise, all of which taken together shall constitute one and the same original sixth supplemental facility letter.

8.	APPLICATION OF SIXTH SUPPLEMENTAL FACILITY LETTER

The terms and conditions set forth in this sixth supplemental facility letter shall become in force and effect upon satisfaction of the conditions precedent set forth in Section 3 above.

Unless otherwise defined herein, all the words capitalized in this sixth supplemental facility letter shall have the meanings ascribed to such terms in the Existing Facility Letters.

The Existing Facility Letters shall henceforth be read and construed in conjunction with this sixth supplemental facility letter and shall be deemed to be amended and supplemented hereby, but only to such extent as may be necessary to give full force and effect to the provisions hereof. Nothing contained in this sixth supplemental facility letter shall in any way prejudice or derogate from any provision contained in the Existing Facility Letters, except to the extent that any provision of this sixth supplemental facility letter may be inconsistent or conflict with any provision of the Existing Facility Letters, in which case the provisions hereof shall prevail, but save as aforesaid the Existing Facility Letters and all the terms, covenants and conditions thereof, shall be and continue to be in full force and effect as extended, supplemented and amended hereby.

Without limiting any of the foregoing, the Borrower acknowledges and agrees that there shall not, by virtue of any amendments to the Existing Facility Letters or the Loans effected hereby, be deemed to have been any refinancing, repayment, extinguishment or novation of any indebtedness, obligation or liability of the Borrower existing at the date of the issuance of this sixth supplemental facility letter.

Kindly acknowledge and confirm your agreement to and acceptance of the foregoing terms and conditions by returning the enclosed duplicate copy of this letter executed by the Borrower by not later than October 1, 2010.

Yours very truly,
HSBC BANK CANADA

By:	/s/ Cory M. Bailey	By:	/s/ Paul Irving
	Cory M. Bailey,		Paul Irving,
	Assistant Vice President Commercial Banking		Vice President Commercial Banking

— — — — — — —

AGREED TO AND ACCEPTED THIS 24 DAY OF SEPTEMBER, 2010.

THE BORROWER:

MILLAR WESTERN FOREST PRODUCTS LTD.

Per:	/s/ Kevin Edgson